                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       KAUFMAN AND BROAD HOME CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            ------------------------


                                 Notice of 1999

                       KAUFMAN AND BROAD HOME CORPORATION

                               ANNUAL MEETING OF

                                  STOCKHOLDERS

                                      and

                                PROXY  STATEMENT

                            ------------------------


                            [KAUFMAN AND BROAD LOGO]

                       KAUFMAN AND BROAD HOME CORPORATION
                            10990 Wilshire Boulevard
                         Los Angeles, California 90024
                                 (310) 231-4000

                            ------------------------


                                  BRUCE KARATZ
                      Chairman and Chief Executive Officer

                            ------------------------


                                 March 1, 1999

                            Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the Annual Meeting of Stockholders of Kaufman and Broad Home Corporation at 9:00 a.m. on April 1, 1999 at the Company's corporate headquarters in Los Angeles, California.

The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to specific agenda items, by attending the meeting you will have an opportunity to hear about our plans for the future and to meet your officers and directors. Whether or not you plan to attend, please sign and date the enclosed Proxy Card and return it as soon as possible in the envelope provided to ensure that your shares will be represented.

We look forward to seeing you on April 1st.

                                   Sincerely,

                                /s/ BRUCE KARATZ

                                  BRUCE KARATZ
                      Chairman and Chief Executive Officer

                            [KAUFMAN AND BROAD LOGO]

                       KAUFMAN AND BROAD HOME CORPORATION

                            ------------------------


                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                            To Be Held April 1, 1999

                       To the Holders of the Common Stock
                     of Kaufman and Broad Home Corporation:

    The Annual Meeting of Stockholders of Kaufman and Broad Home Corporation
      (the "Company") will be held on Thursday, April 1, 1999 at 9:00 a.m.
         Pacific Standard Time at the Company's corporate headquarters,
        10990 Wilshire Boulevard, 7th Floor, in Los Angeles, California
                          for the following purposes:

 (1) To elect three Class I Directors, each to serve for a term of three years;

  (2) If properly presented, to consider and act upon a stockholder proposal, which is opposed by the Board of Directors; and

  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

 The Board of Directors has fixed the close of business on February 24, 1999 as the record date for determination of holders of Common Stock entitled to notice of, and to vote at, the meeting or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
  THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. YOUR
        PROMPT RETURN OF THE PROXY CARD WILL ENSURE THAT YOUR SHARES ARE
            REPRESENTED AT THE MEETING AND WILL SAVE THE COMPANY THE
                   ADDITIONAL EXPENSE OF SOLICITING PROXIES.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                              /s/ KIMBERLY N. KING

                                KIMBERLY N. KING
                            Corporate Secretary and
                               Corporate Counsel


                            Los Angeles, California
                                 March 1, 1999

                            [KAUFMAN AND BROAD LOGO]

                       KAUFMAN AND BROAD HOME CORPORATION
                            10990 Wilshire Boulevard
                         Los Angeles, California 90024

                                PROXY STATEMENT
                                      for
                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 1, 1999

                            ------------------------


                              GENERAL INFORMATION

  Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders to be held on Thursday, April 1, 1999 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A copy of the Company's Annual Report to Stockholders for the fiscal year ended November 30, 1998, including audited financial statements, is also being mailed to stockholders concurrently with this Proxy Statement. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed Proxy Card will commence on or about March 1, 1999.

  You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and promptly return your Proxy Card in the envelope provided. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by written notice to the Company's Secretary, and, if you attend the Annual Meeting, you may vote your shares in person.

  Only holders of record of the 47,885,032 shares of Common Stock outstanding at the close of business on February 24, 1999 will be entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting.

  The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the Annual Meeting. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of the Company of the three persons named under "Election of Directors" on pages 3 and 4, and against the stockholder proposal. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or persons voting the proxies. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the stockholder proposal, and will be counted as present for purposes of voting on the proposal, and will have the effect of a negative vote because passage of the proposal will require the affirmative votes of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors, but may not vote on the stockholder proposal. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the stockholder proposal.

  The persons named as proxies on the enclosed Proxy Card are Bruce Karatz, Chairman and Chief Executive Officer, Michael F. Henn, Senior Vice President and Chief Financial Officer, and Kimberly N. King, Corporate Secretary and Corporate Counsel.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

                            ------------------------


  At the Annual Meeting, the Board of Directors will present as nominees and recommend to stockholders that each of the three persons listed below be elected as Class I Directors to serve for a three-year term ending at the 2002 Annual Meeting of Stockholders. Should any of these nominees become unable to serve as a director prior to the Annual Meeting, the persons named on the enclosed Proxy Card will, unless otherwise directed, vote for the election of such other person as the Board of Directors may recommend in place of such nominee.

  The Board of Directors has nominated three candidates to stand for re-election as Class I Directors. A brief summary of each nominee's principal occupation, business affiliations and other information follows.

--------------------------------------------------------------------------------




[PHOTO]



JANE EVANS, age 54, is President and Chief Executive Officer of SmartTV, LLC. From 1991 to 1995 she served as Vice President and General Manager, Home and Personal Services Division, US West Communications, Inc. From 1987 to 1989 she was a general partner of Montgomery Securities, and from 1989 until 1991 she was President and Chief Executive Officer of the InterPacific Retail Group. Ms. Evans serves as a director of Georgia Pacific, Main Street & Main, Incorporated, and Philip Morris Companies, Inc. She has been a director of the Company since 1993.



[PHOTO]


JAMES A. JOHNSON, age 55, is Chairman of the Executive Committee of the Board of Directors of Fannie Mae, a position he has held since January 1999, when he retired as Chairman and Chief Executive Officer of Fannie Mae. He served as Chairman and CEO of Fannie Mae beginning in February 1991 and previously served as its Vice Chairman in 1990. Prior to joining Fannie Mae, Mr. Johnson was Managing Director of Lehman Brothers, an investment banking firm, from 1985 until 1989. He is Chairman of The John F. Kennedy Center for the Performing Arts, Chairman of The Brookings Institution, and is a member of The Business Council. He serves on the boards of The Dayton Hudson Corporation, United HealthCare Corporation, the Alliance to Save Energy, The Enterprise Foundation, the National Housing Endowment, the National Alliance to End Homelessness, Carnegie Corporation of New York and Carnegie Endowment for International Peace. Mr. Johnson has been a member of the Board of Directors since 1992.

[PHOTO]


SANFORD C. SIGOLOFF, age 68, has been Chairman, President and Chief Executive Officer of Sigoloff & Associates, Inc. since 1989 and in 1994 was appointed to the California State Board of Education by California Governor Pete Wilson. Mr. Sigoloff was President and Chief Executive Officer of L. J. Hooker Corporation from 1989 to 1992, and was Chairman, President and Chief Executive Officer of Wickes Companies, Inc., a retail and wholesale merchandiser, from 1982 to 1988. Mr. Sigoloff was a Presidential appointee to the United States Holocaust Memorial Council in Washington, D.C. from 1988 through 1994 and is a Fellow in the American College of Bankruptcy. Mr. Sigoloff is a director of Digital Video Systems, Inc., SunAmerica Inc., and Movie Gallery, Inc. Among his many civic involvements, Mr. Sigoloff is a director of the National Conference of Christians and Jews and the Center Theatre Group; a trustee of the UCLA Foundation, the Medical Centers of Cedars-Sinai and Chaim Sheba; a member of the Executive Committee of the City of Hope and the Executive Board and the Board of Governors of The American Jewish Committee; and a national trustee and Vice President of the National Jewish Center for Immunology and Respiratory Medicine. He is also an adjunct professor at The Anderson Graduate School of Management at UCLA. Mr. Sigoloff has been a director of the Company or its predecessor company since 1979.

  The other directors of the Company and their respective principal occupations, business affiliations and other information for at least the past five years are as follows.

--------------------------------------------------------------------------------


[PHOTO]



STEVE BARTLETT, age 51, is a principal shareholder and Chairman of the Board of Directors of Saranda Corporation, a privately held custom manufacturer of injection molded plastics located in Phoenix, Arizona. He acquired Saranda, along with other shareholders, in 1996. From 1976 to 1998, Mr. Bartlett also owned Meridian Products Corporation, located in Dallas, Texas, which also manufactured injection molded plastics. Mr. Bartlett served as Mayor of Dallas, Texas, from December 1991 to June 1995. From 1983 to 1991, he served as a member of the U.S. Congress, representing Texas' Third Congressional District. Mr. Bartlett also serves on the Board of IMCO Recycling, Inc., a New York Stock Exchange-listed company that is the largest processor of recycled aluminum in the United States. He is Chairman of the Board of the Mercantile Growth Fund, Inc. and has served as a member of Fannie Mae's National Advisory Council. Mr. Bartlett was elected by the Company's Board of Directors in February 1998; his current term expires in 2000.



[PHOTO]


RONALD W. BURKLE, age 46, is the managing partner of The Yucaipa Companies, a private investment firm that invests primarily its own capital. Yucaipa has completed 16 acquisitions in the supermarket industry nationwide. The Yucaipa Companies is the largest shareholder of Fred Meyer, Inc. of Portland, Oregon. Mr. Burkle serves as Chairman of the Board of Fred Meyer, whose stock is publicly traded on the New York Stock Exchange. Mr. Burkle serves as Chairman of the Board of D.A.R.E. America (Drug Abuse Resistance Education); is a member of the Executive Board for the Medical Sciences of UCLA; is a Trustee of the National Urban League; and is the Founder and Chairman of the Board of Trustees of the Ralphs/Food 4 Less Foundation. Mr. Burkle has been a director of the Company since 1995 and his current term expires in 2001.

[PHOTO]


DR. RAY R. IRANI, age 64, is Chairman and Chief Executive Officer of Occidental Petroleum Corporation ("Occidental"). He joined Occidental in 1983 as Chairman and Chief Executive Officer of Occidental Chemical Corporation, an Occidental subsidiary, and as Executive Vice President of Occidental. In 1984 he was elected to the Board of Directors of Occidental and was named President and Chief Operating Officer. He assumed the responsibilities of Chairman and Chief Executive Officer, in addition to President, in 1990. Dr. Irani has served as Chairman of Canadian Occidental Petroleum, an Occidental affiliate, since 1986 and as a director since 1984. An Honorary Fellow of the American Institute of Chemists, Dr. Irani is a director of the National Association of Manufacturers, the American Petroleum Institute, the National Committee on United States-China Relations, Cedars Bank (formerly Bank Audi), and the Jonsson Cancer Center Foundation/UCLA. He is a member of The President's Export Council, the National Petroleum Council, the Scientific Research Society of America, the American Chemical Society, and the Industrial Research Institute. He is a trustee of the University of Southern California and serves on the CEO Board of Advisors of the University's School of Business Administration. He is also a trustee of the American University of Beirut, and St. John's Health Center. Dr. Irani has been a director of the Company since 1992. His current term will expire in 2001.



[PHOTO]


BRUCE KARATZ, age 53, has been Chairman, President, and Chief Executive Officer of the Company since 1993. Mr. Karatz joined the Company's predecessor in 1972, and from 1976 through 1980 he was President of its French homebuilding subsidiary. From 1980 until the formation of the Company in 1986, Mr. Karatz was President of Kaufman and Broad Development Group; and from 1986 to 1993 he was the Company's President and Chief Executive Officer. Mr. Karatz is a director of Honeywell Inc., National Golf Properties, Inc., and Fred Meyer, Inc. Among his civic and professional activities, Mr. Karatz is a trustee of the RAND Corporation; Vice Chairman of the California Business Roundtable; a member of the Council on Foreign Relations, the Executive Committee of the Board of Governors of The Music Center of Los Angeles County, the Board of the Los Angeles World Affairs Council, and the University of Southern California Law Center Board of Counselors; and Co-Chairman of the Mayor's Alliance for a Safer L.A. His current term expires in 2000.

[PHOTO]


RANDALL W. LEWIS, age 47, was elected by the Board of Directors as a director and a Senior Vice President of the Company in January 1999, upon the Company's acquisition of substantially all of the homebuilding operations of the Lewis Homes group of companies ("Lewis Homes"). Prior to the acquisition, Mr. Lewis was a principal in Lewis Homes, which was one of the largest privately held homebuilders in the United States based on the number of homes delivered. In his capacity as Executive Vice President/Director of Marketing of Lewis Homes, Mr. Lewis supervised all marketing activities for Lewis Homes, including market research, product selection, pricing, advertising and sales. In addition to his positions with the Company, Mr. Lewis is an Executive Vice President of Lewis Operating Corp., which provides management and administrative services to the commercial, multifamily and other Lewis family businesses that were not part of the acquisition by the Company. Mr. Lewis serves on the Residential Development Council of the Urban Land Institute and is an active member of the Sales and Marketing Council. In addition, he is a past president of the Baldy View Chapter of the California Building Industry Association, a charter member of the Institute of Residential Marketing and a life director of the National Association of Homebuilders. Mr. Lewis' term as a director with the Company will expire in the year 2000.



[PHOTO]


GUY NAFILYAN, age 54, has been President and Chief Executive Officer of Kaufman and Broad France, the Company's operation based in Paris, France, and Executive Vice President and President of European Operations of the Company since April 1992. He was a Senior Vice President of the Company from 1987 to 1992, and from 1983 through 1987 he was President of Kaufman and Broad, S.A. (the predecessor to Kaufman and Broad France). Mr. Nafilyan has been a director of the Company since 1987 and his current term expires in 2001.

[PHOTO]


LUIS G. NOGALES, age 55, is President of Nogales Partners, an acquisition company, which he founded in 1990. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. (a media acquisition company) from 1992 to 1997, President of Univision (the nation's largest Spanish language television network) from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director of the Adolph Coors Company and Southern California Edison Co.; a member of the board of the Inter-American Dialogue and the Pacific Council on International Policy; a trustee of The Ford Foundation and former Vice President of the Board of Trustees of Stanford University. Mr. Nogales has been a director of the Company since 1995. His current term will expire in 2001.



[PHOTO]


CHARLES R. RINEHART, age 52, is retired Chairman and Chief Executive Officer of
H. F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Mr. Rinehart joined H. F. Ahmanson in 1989, where he also served on the Executive Committee of the Board of Directors. From 1983 to 1989, Mr. Rinehart served as President of Avco Financial Services, where he was appointed Chief Executive Officer in 1985. Mr. Rinehart is a director of the Federal Home Loan Bank of San Francisco. His civic and professional activities include serving as President of the Thrift Institution Advisory Council and on the Board of Outreach Concern, as well as memberships in Fannie Mae's National Advisory Council, the Los Angeles Business Advisory Council, the Casualty Actuarial Society, and the Tustin Public Schools Foundation Campaign Committee. He also serves on the Advisory Committee of Drug Use is Life Abuse and is a Fellow of the American Academy of Actuaries. Mr. Rinehart was first elected by the Board of Directors in 1996; his current term expires in 2000.

                          THE BOARD AND ITS COMMITTEES

                            ------------------------


  The Company's Board of Directors held five regular and four telephonic meetings during the fiscal year ended November 30, 1998. Management also periodically conferred with directors between meetings regarding Company affairs. During 1998, all directors attended 75% or more of the total aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served.

  During 1998, the Board of Directors was comprised of eight non-employee directors and two employee directors. The committees of the Board of Directors consist of the Personnel, Compensation and Stock Plan Committee, the Audit and Compliance Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The committees of the Board of Directors are comprised entirely of non-employee directors, except for the Executive Committee, which includes one employee director.

PERSONNEL, COMPENSATION AND STOCK PLAN
COMMITTEE

The Personnel, Compensation and Stock Plan Committee of the Board of Directors reviews and makes recommendations regarding compensation and other employment benefits for the Company's officers and other members of senior management. The committee also reviews and approves all awards made under the Company's employee stock plans, the annual merit increase guidelines for base salaries for all employees and all officer nominations. The members of the committee are Messrs. Burkle, Irani, Johnson, and Rinehart. Mr. Johnson is Chairman. The committee held three meetings during 1998; members were also periodically consulted by management to discuss compensation or personnel issues between meetings. See the "Personnel, Compensation and Stock Plan Committee Report on Executive Compensation" (the "Compensation Committee Report") at pages 15 - 19.

AUDIT AND COMPLIANCE COMMITTEE

The function of the Audit and Compliance Committee of the Board of Directors is to approve the selection of, and review all services performed by, the Company's independent auditors; to meet, consult with, and receive reports from the Company's independent auditors, its financial and accounting staff and its internal audit department; and to review and take action, or make recommendations to the Board of Directors, with respect to the scope of the audit procedures, accounting practices, internal accounting and financial controls and legal affairs of the Company. The committee held two meetings during 1998. The committee is comprised of Ms. Evans and Messrs. Bartlett, Nogales and Sigoloff. Mr. Sigoloff serves as Chairman.

NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, including the annual nomination of directors and nominees for new directors. The committee reviews and makes recommendations concerning other policies related to the Board of Directors, including committee composition, structure and size, and director compensation. The committee regularly evaluates Board performance to determine ways to enhance Board effectiveness. The committee also considers and makes recommendations to the Board concerning corporate governance issues and trends. The members of the committee are Ms. Evans and Messrs. Irani, Johnson and Nogales. Dr. Irani is Chairman of the committee, which had one telephonic and three regular meetings during the year.

  The Nominating and Corporate Governance Committee will consider qualified nominees for director. Stockholders wishing to make such recommendations should submit the name of the candidate and the candidate's background and qualifications to the committee, c/o the Secretary of the Company, 10990 Wilshire Boulevard, Los Angeles, California 90024 not later than January 1 of the year in which the proposed candidate is to be considered for nomination.

EXECUTIVE COMMITTEE

The Executive Committee has the authority of the Board of Directors between meetings of the Board of Directors except to the extent that such authority may be limited by the Company's Bylaws (which do not currently provide for any such limitation) or by applicable law. The members of the committee are Messrs. Sigoloff and Karatz; Mr. Sigoloff is Chairman. Dr. Irani serves as alternate member of the committee in the event Mr. Sigoloff or Mr. Karatz is not available to act. The committee held one special and two telephonic meetings in 1998, and also acted periodically by written consent.

COMPENSATION PAID TO BOARD MEMBERS

Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors. Directors who are not employees of the Company are paid a quarterly retainer of $5,000, plus $1,500 for each Board of Directors meeting and $1,000 for each committee meeting attended. If two committee meetings are attended on the same day, only $500 is paid for attendance at the second committee meeting. Additionally, each committee chairman receives a quarterly retainer of $1,250. Directors may defer all or a portion of their fees until a later specified event, such as retirement. Directors are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings.

  With a view toward further aligning the compensation of the Company's directors with the equity interests of the Company's stockholders, the Company maintains the Kaufman and Broad Home Corporation Non-Employee Directors Stock Unit Plan (the "Directors Stock Unit Plan"). Under the Directors Stock Unit Plan, each director receives an annual grant of 1,500 deferred Common Stock units ("Stock Units") as of each Annual Meeting of Stockholders. Under the Directors Stock Unit Plan, directors may also elect to receive all or a portion of their Board retainers and meeting fees in Stock Units rather than in cash. Directors who make this election receive Stock Units valued at 110% of the cash fees to which they would otherwise have been entitled. The shares of Common Stock represented by the Stock Units will be distributed in-kind or in cash, at the election of the participating director, when he or she retires or otherwise leaves the Board. Directors earn the equivalent of cash dividends on, but do not have voting or investment power with respect to, the shares of Common Stock represented by the Stock Units.

  In furtherance of the Company's overall support for charitable giving, and in acknowledgment of the service of the Company's directors, the Company maintains a Directors' Legacy Program under which the Company will make a charitable donation to no more than five charitable organizations or educational institutions of the director's choice upon his or her death. All directors are eligible to participate in the program. From the inception of the program in 1995 through 1998, the maximum charitable donation the Company was committed to make on behalf of any director was $500,000. As of January 1, 1999, the maximum charitable donation that may be made by the Company was increased to $1 million. Accordingly, directors serving on the Board as of January 1, 1999 vest in the original $500,000 donation in five equal annual installments of $100,000 commencing with the first anniversary of their initial election to the Board; these directors must serve on the Board for five consecutive years to be fully vested in the original donation amount. In addition, commencing January 1, 1999, Directors serving on the Board as of that date will vest in the increased charitable donation in annual installments of $200,000, $150,000 and $150,000, respectively; these directors must serve on the Board through January 1, 2002 to be fully vested in the additional donation. Directors first elected to the Board after January 1, 1999 will vest in the full $1 million donation in five equal annual installments of $200,000; these directors must serve on the Board for five consecutive years to be fully vested in the program. To be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization and must qualify to receive tax-deductible donations under the Internal Revenue Code. The program is funded by life insurance contracts maintained by the Company on the lives of the participating directors. This funding is structured such that the life insurance proceeds are expected to equal the cost to the Company of maintaining the program. The program has no direct compensation value to directors or their families because they do not receive any direct cash or tax savings.

                     BENEFICIAL OWNERSHIP OF COMPANY STOCK

                            ------------------------


DIRECTORS AND MANAGEMENT

The following information is furnished as of February 22, 1999 to indicate the beneficial ownership of the Company's Common Stock by each director and each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers") individually, and by all directors, Named Executive Officers and other executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. No director, Named Executive Officer or other executive officer owns more than 1% of the Company's Common Stock, other than Mr. Karatz who owns 3.1% and Mr. Lewis who owns 5.1%. As a group, all directors, Named Executive Officers and other executive officers of the Company own an aggregate of 10.1% of the Company's Common Stock.

                                                         AMOUNT AND NATURE OF
              NAME OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(a - e)
---------------------------------------------------------------------------------
Steve Bartlett                                                     1,600
Ronald W. Burkle                                                  10,695
Jane Evans                                                         6,636
Dr. Ray R. Irani                                                  17,853
James A. Johnson                                                  29,402
Bruce Karatz                                                   1,491,960
Randall W. Lewis                                               2,434,924
Guy Nafilyan                                                     187,015
Luis G. Nogales                                                    5,372
Charles R. Rinehart                                                7,728
Sanford C. Sigoloff                                               28,152
Albert Z. Praw                                                    88,819
Glen Barnard                                                      50,305
Lisa G. Kalmbach                                                  85,944
Michael F. Henn                                                  116,078
All directors, Named Executive Officers and other
  executive officers as a group (22 persons)                   4,819,427
---------------------------------------------------------------------------------

(a) Included are Stock Units held by non-employee directors under the Directors Stock Unit Plan in the following amounts: Mr. Burkle 10,195; Ms. Evans 5,136; Dr. Irani 5,853; Mr. Johnson 14,402; Mr. Nogales 4,872; Mr. Rinehart 7,728; and Mr. Sigoloff 12,852.

(b) Included are shares of Common Stock subject to acquisition within 60 days of February 22, 1999 through the exercise of stock options granted under the Company's employee stock plans in the following amounts: Mr. Karatz 1,191,424; Mr. Praw 56,167; Mr. Barnard 43,666; Ms. Kalmbach 55,754; Mr.
    Henn 74,823; and all executive officers as a group, 1,707,481. No non-employee director holds stock options.

(c) Included are a total of 217,465 shares of restricted Common Stock granted under the Company's employee stock plans. As of February 22, 1999, Mr. Karatz held 87,500, Mr. Nafilyan held 43,750, and Ms. Kalmbach held 2,915 shares of restricted Common Stock under a grant made in 1991. These shares vest in twelve equal annual installments, the first of which vested in 1994; full vesting will occur in the year 2005. Mr. Karatz also holds a total of 38,932 shares of restricted Common Stock which were earned pursuant to the performance-based annual incentive compensation formula in Mr. Karatz' employment agreement and which will vest, subject to certain conditions, on his 55th birthday if he is still employed by the Company at that time. Pursuant to a compensation program adopted in 1997 under which a portion of their annual incentive bonus is determined by the Company's return on investment, the following officers also earned the following shares of restricted Common Stock: Mr. Karatz 9,223; Mr. Praw 2,074; Mr. Barnard 428; Ms. Kalmbach 3,064; Mr. Henn 1,718; and all executive officers as a group, 28,535. These restricted shares will vest on December 1, 1999, one year from the date of grant.

(d) Included are shares of Common Stock held in certain trusts as follows: Mr. Bartlett holds 1,000 shares of Common Stock in a trust of which he is co-trustee and has a contingent beneficial interest and over which he shares voting and investment power; Mr. Praw holds 8,522 shares of Common Stock in a trust of which he is the sole trustee and sole beneficiary and over which he exercises sole voting and investment power; and Mr. Henn holds 36,049 shares of Common Stock in a trust of which he is co-trustee and has a contingent beneficial interest and over which he shares voting and investment power.

(e) Mr. Lewis beneficially owns 2,434,924 shares of Common Stock, of which 110,311 shares are held of record by Mr. Lewis, 1,900,000 shares are held of record by LH Whitney, LLC, 24,613 shares are held of record by Gitan Enterprises, Inc. and 400,000 shares are held of record by LHE Platte, LLC. Except as set forth in a Shareholder Agreement with the Company and other shareholders described under "Related Party Matters" at pages 28-29, Mr. Lewis exercises sole voting power and sole investment power over all of the shares owned of record by Mr. Lewis, LH Whitney, LLC and Gitan Enterprises, Inc. and has shared voting and investment power with respect to the shares held of record by LHE Platte, LLC, as a result of his ownership and control of Coronet Construction of Nevada, Inc., Regal Construction Co., Inc. and Gitan Enterprises, Inc., which are members of Lewis Holding Company, LLC, which in turn is a member of LHE Platte, LLC.

BENEFICIAL OWNERS OF MORE THAN 5 PERCENT

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, as of February 22, 1999 the only persons or entities other than Mr. Randall Lewis known to be beneficial owners of more than 5% of the Company's Common Stock were as follows:

                                                       AMOUNT AND
                                                       NATURE OF       PERCENT
                                                       BENEFICIAL        OF
       NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP(A-C)     CLASS
       ------------------------------------          --------------    -------
FMR Corp.                                              4,885,774        10.2%
82 Devonshire Street
Boston, MA 02109

Robert E. Lewis                                        3,443,422         7.2%
3325 Ali Baba Lane, Suite 603
Las Vegas, Nevada 89118

Sound Shore Management, Inc.                           3,102,100         6.5%
9 Sound Shore Drive
Greenwich, CT 06836

---------------
(a) Pursuant to the amendment to Schedule 13G dated February 1, 1999 filed with the Securities and Exchange Commission by FMR Corp., 4,859,200 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor to various investment companies (collectively, the "Fidelity Funds"), and as to which shares FMR Corp., Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise sole investment power but no voting power. Neither FMR Corp. nor Mr. Johnson has sole power to vote or direct the voting of the shares owned by the Fidelity Funds, which power resides with the Fidelity Funds' Boards of Trustees. The remaining 26,547 shares reported are beneficially owned by Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp., as to which each of Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, has sole investment power and sole voting power.

(b) Robert E. Lewis is President of the Company's Nevada operations. Pursuant to the Schedule 13D dated February 22, 1999 filed with the Securities and Exchange Commission, 130,890 of the shares reported are held of record by Mr. Lewis, 2,880,783 of the shares reported are held of record by LH Evans, LLC, 31,749 of the shares reported are held of record by Terrain Enterprises, LLC and 400,000 of the shares reported are held of record by LHE Platte, LLC. Except as set forth in the Shareholder Agreement with the Company and other shareholders described under "Related Party Matters" at pages 28-29, Mr. Lewis exercises sole voting power and sole investment power over all of the shares owned of record by Mr. Lewis, LH Evans, LLC and Terrain Enterprises, LLC and has shared voting and investment power with respect to the shares held of record by LHE Platte, LLC, as a result of his ownership and control of Crestview Construction of Nevada, Inc. and Parkside Construction Co., Inc., which are members of Lewis Holding Company, LLC, which in turn is a member of LHE Platte, LLC.

(c) Pursuant to the Schedule 13G dated January 22, 1999 filed with the Securities and Exchange Commission by Sound Shore Management, Inc. ("Sound Shore"), Sound Shore, an investment adviser, has sole investment power with respect to all shares which are reported as beneficially owned, sole voting power with respect to 2,688,700 shares, shared voting power with respect to 98,000 shares and no voting power with respect to 315,400 shares.

                     PERSONNEL, COMPENSATION AND STOCK PLAN
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                            ------------------------


COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company views executive compensation as a key element to motivate the Company's executives to build stockholder wealth and to achieve the Company's annual business plan. To this end, the Company's executive compensation philosophy is based on a total compensation approach, which requires constant analysis of both annual and long-term compensation and which is intended to:

- link compensation to the creation of stockholder value;

- reward contributions that further the Company's mission by aligning individual performance objectives with the Company's performance objectives;

- balance compensation elements to encourage the achievement of both short-term business plans and long-term strategic objectives; and

- attract, retain and motivate executives of the highest quality.

  Under the Company's total compensation approach, annual incentive compensation is typically determined by the pre-tax, pre-incentive profit and return on investment of the Company (or a particular business unit). Long-term compensation awards are determined by the Company's cumulative earnings per share and the Company's (or a particular business unit's) average return on investment over a specified period of years. Additionally, in determining the level of annual and long-term compensation, qualitative data are analyzed to ensure that qualitative achievements are fully recognized. This total compensation approach puts a large portion of executives' compensation "at risk" based on the Company's performance, as well as their individual performance. The Personnel, Compensation and Stock Plan Committee (the "Compensation Committee") believes that this is a balanced approach that motivates the Company's executives to continually improve the Company's performance.

  The Company's performance continued to further improve in 1998 over a successful 1997: total revenues increased 30% over 1997; diluted earnings per share increased 60% over 1997; unit deliveries increased 33% over 1997; and 1998 year-end backlog value increased 50% over 1997. In addition, the trading price of the Company's Common Stock on the New York Stock Exchange increased 28% during calendar year 1998. Improved results were largely achieved through the Company's excellent continued progress on four major strategies adopted in 1997: accelerated growth; implementation of the Company's process-driven operational business model, "KB2000"; establishment of optimum local market positions in its major markets; and focus on strategic acquisitions. The Company's 1998 results were also assisted by improved market conditions in California and France, two of the Company's principal markets.

COMPENSATION IN 1998

The following generally describes how the Company's executive officers and, in particular, the Named Executive Officers, were paid in 1998. Please see the compensation tables at pages 23-27 for a detailed presentation of compensation earned by the Named Executive Officers in 1998. The specifics of Chief Executive Officer compensation are addressed separately in this report.

Base Salaries. Base salaries are viewed as compensation for an executive's ongoing contribution to the performance of the business units for which he or she is responsible. Increases in executive base salaries are made by reference to the Compensation Committee's assessment of each executive's contribution to the Company's business and by reference to the Company-wide budget for base salary increases. Executive base salaries are targeted to be competitive with average base salaries paid to executives with comparable responsibilities at other companies in the real estate sector.

  Base salaries for all Company employees were increased by 4.3% on average in 1998. This increase was authorized by the Compensation Committee in light of the Company's improved performance, and by general reference to national trends across industries. Individual base salary increases are determined by individual performance and contribution levels and ranged from 0% to 15% in 1998, excluding promotional increases. Base salary increases for the Named Executive Officers in 1998 were consistent with the Company-wide increase and the Company's merit distribution philosophy.

  In keeping with the Company's total compensation approach, base salaries, coupled with annual incentive awards, are targeted to be competitive with the upper quartiles of base salaries and incentive awards made to executives with comparable responsibilities at other companies in the real estate sector.

Annual Incentive Awards. Annual incentives are paid in cash and restricted shares of the Company's Common Stock and are intended to reward executives for improved short-term performance by the Company. In general, annual cash incentive awards paid to executives are determined by the pre-incentive, pre-tax profit of the business operations for which they are responsible, but may be increased or decreased depending upon the return on investment from those operations (the "ROI Modifier"). This approach is intended to motivate executives to improve the Company's overall performance in a balanced manner.

  In 1998, certain officers, including Ms. Kalmbach and Messrs. Barnard, Karatz, and Praw earned annual cash incentive awards based upon a specific percentage of the Company's (or a particular business unit's) pre-incentive, pre-tax profit, as adjusted by the ROI Modifier. Annual incentive bonuses for certain other executives, including Mr. Henn, were determined by a combination of a percentage participation in the Company's (or a particular business unit's) pre-incentive, pre-tax profit, as adjusted by the ROI Modifier, and the Compensation Committee's assessment of their individual job performance.

  In the event the annual cash incentive compensation earned by Ms. Kalmbach and Messrs. Barnard and Praw exceeds a specified level, or the annual incentive compensation of any executive, including the Named Executive Officers, increases as a result of the ROI Modifier, such compensation will be paid in shares of restricted Common Stock rather than in cash. Accordingly, as a result of the ROI Modifier, each of the Named Executive Officers received shares of restricted Common Stock in 1998. Please see the "Summary Compensation Table" at pages
23 - 24 for the shares of restricted Common Stock earned by the Named Executive Officers in 1998 pursuant to the ROI Modifier.

  Because cash incentive compensation earned by the Company's executive officers is largely determined by the Company's performance, executive officers earned more cash incentive compensation in 1998 than they did in 1997 as a result of the Company's improved performance. Of the total cash compensation earned by the Named Executive Officers in 1998, 69% was from incentives determined by the Company's performance, up from 61% in 1997.

Long-Term Incentive Compensation. Long-term incentive compensation is generally awarded in the form of stock option grants, as well as Performance Unit awards under the Company's Unit Performance Program.

  By providing executives with an ownership stake in the Company, stock options are intended to align executive interests with stockholder interests and to motivate executives to continually improve the long-term performance of the Company. As shown in the table entitled "Option/SAR Grants in Last Fiscal Year" on page 25, in 1998 original stock option grants were made to each of the Named Executive Officers.

  In early 1998, the Committee adopted an Executive Stock Ownership Policy, designed to further the Company's strategy of closely aligning the interests of management and shareholders. The policy requires senior corporate and divisional managers to achieve ownership levels of the Company's Common Stock equal to one to four times their annual salary, depending on their position. Executives must meet their required ownership levels within three years of becoming subject to the policy, and must thereafter sustain those levels throughout their employment with the Company.

  In order to achieve their required ownership levels, in 1998, each of Ms. Kalmbach and Messrs. Henn, Karatz and Praw exercised options previously awarded in the ordinary course under the Company's employee stock incentive plans. Although certain shares were sold in the transactions to cover taxes and the exercise price of the options, each executive's share ownership increased significantly on a net basis, with the Named Executive Officers' ownership, as a group, increasing by approximately 160,315 shares in total during the year. Subsequent to the exercises, each participating executive received replacement options at then-current fair market value for a portion of the options exercised.

  In 1998, the Compensation Committee also made awards of Performance Units under the Unit Performance Program, which was implemented in 1996. This incentive compensation program is intended to motivate senior management toward improving the Company's long-term performance by providing long-term incentive compensation that is tied to specified long-term performance objectives for the Company. Participants in the Unit Performance Program include all executive officers, division presidents and certain other senior managers.

  The value of Performance Units awarded under the Unit Performance Program is measured over the period that the Performance Unit is outstanding by (i) the Company's cumulative earnings per share and (ii) the average return on investment of the specific operations for which the participating executive is responsible. The weighting of both factors, as well as the individual performance targets for each executive, are established on an annual basis by the Compensation Committee. For all Performance Units awarded in 1998, earnings per share will determine 75% of the value of the award and return on investment will determine 25% of the value of the award. Performance Unit payouts, if any, may be paid in cash or in stock or stock equivalents, at the discretion of the Compensation Committee. It is the Compensation Committee's current intention to pay out Performance Units in stock or stock equivalents only. Please see "Long-Term Incentive Plans -- Awards in Last Fiscal Year" at page 27 for the Performance Units granted to each Named Executive Officer in 1998.

  The value of Performance Units awarded under the Unit Performance Program are realized, if at all, three years after the date of award. Performance Units awarded at the beginning of fiscal 1996 vested at the end of fiscal 1998 and were paid out in shares of the Company's Common Stock, underscoring the Compensation Committee's commitment to aligning executive interests with stockholder interests through increasing the levels of stock ownership by the Company's executives. Please see "Summary Compensation Table" at pages 23-24 for the shares of Common Stock issued to each Named Executive Officer upon the vesting of their Performance Units in 1998.

  In addition, in 1997 the Compensation Committee approved a separate long-term incentive plan for executives of Kaufman and Broad France, the Company's subsidiary based in Paris, France. This plan, under which participants have received options to purchase shares of Kaufman and Broad France, is intended to motivate the participants to enhance the value of the Company's French operations. Employees of Kaufman and Broad France do not participate in the Unit Performance Program.

Compensation of Chief Executive Officer in 1998. In keeping with the Company's compensation objectives, Mr. Karatz' compensation is largely driven by cash and stock-based incentives that are directly tied to the Company's financial performance. Mr. Karatz entered into a new employment agreement with the Company in 1996. The agreement provides that the Board of Directors may, in its discretion, increase or decrease Mr. Karatz' base salary from time to time, provided that any decrease does not fall below a specified minimum salary. Mr. Karatz' base salary in 1998 was $775,000. Mr. Karatz also received an annual incentive bonus of cash and restricted Common Stock in 1998, the amount of which was determined by a formula based on the Company's pre-incentive, pre-tax profit and return on investment. All incentive compensation paid to Mr. Karatz under his employment agreement is made under and subject to the limitations set forth in the Performance-Based Incentive Plan for Senior Management and the 1998 Stock Incentive Plan, both of which have been approved by the Company's stockholders and are designed to qualify incentive compensation in excess of $1 million paid to the Named Executive Officers for a tax deduction under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Under his employment agreement Mr. Karatz is also entitled to receive other benefits afforded to other executives of the Company and, accordingly, in 1998 Mr. Karatz received a discretionary award of 200,000 stock options and 350 Performance Units under the Unit Performance Program in accordance with the principles described above. Mr. Karatz also received an aggregate of 256,152 reimbursement options for shares used to pay the exercise price and tax liability associated with the exercise of options pursuant to the Company's Executive Stock Ownership Policy.

POLICY ON DEDUCTIBILITY OF COMPENSATION

The Company intends to comply with the requirements of Section 162(m) with respect to maintaining tax deductibility for all executive compensation, except in circumstances when the Compensation Committee believes that such compliance would not be in the best interests of the Company or its stockholders. The Company believes that all executive officer compensation paid in 1998 met the deductibility requirements of Section 162(m).

PERSONNEL, COMPENSATION AND STOCK PLAN
COMMITTEE

The Compensation Committee is responsible for setting the compensation strategy of the Company. The Compensation Committee establishes and monitors principal executive compensation pro-grams, including those covering the Named Executive Officers. For each of the Company's executive officers, the Compensation Committee approves annual base salary, annual incentive bonus awards, and long-term incentive awards. The Compensation Committee also approves all officer nominations and annual merit increase guidelines for all Company employees. The Compensation Committee is composed entirely of non-employee directors.

  This report is respectfully submitted by the members of the Compensation
Committee:

     James A. Johnson, Chairman
     Ronald W. Burkle
     Dr. Ray R. Irani
     Charles R. Rinehart

  The above Compensation Committee Report and the Common Stock Price Performance graphs set forth on page 20 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                       KAUFMAN AND BROAD HOME CORPORATION
                         COMMON STOCK PRICE PERFORMANCE

                            ------------------------


  The graphs below compare the cumulative total return(a) of Kaufman and Broad Home Corporation, the S&P 500 Index, the S&P Homebuilding Index and the Dow Jones Home Construction Index(b) for each of the last five and two fiscal year-end periods, respectively. The Dow Jones Home Construction Index and the two year graph are presented for informational purposes only.

LAST FIVE FISCAL YEARS

                                         KAUFMAN AND BROAD        DOW JONES HOME        S&P HOMEBUILDING
                                                HOME               CONSTRUCTION              INDEX              S&P 500 INDEX
                                         -----------------        --------------        ----------------        -------------
1993                                            100                    100                    100                    100
1994                                             65                     69                     56                    101
1995                                             67                    112                     81                    128
1996                                             68                    106                     82                    177
1997                                            117                    161                    121                    227
1998                                            137                    159                    135                    281

LAST TWO FISCAL YEARS

                                         KAUFMAN AND BROAD        DOW JONES HOME        S&P HOMEBUILDING
                                                HOME               CONSTRUCTION              INDEX              S&P 500 INDEX
                                         -----------------        --------------        ----------------        -------------
'1996'                                          100                    100                    100                    100
'1997'                                          171                    152                    149                    129
'1998'                                          202                    150                    166                    159

  The above graphs are based upon the Common Stock and index prices calculated as of the last trading day before December 1st for each of the fiscal year-end periods presented. The Company's November 30, 1998 closing Common Stock price on the New York Stock Exchange was $25.188 per share. On February 22, 1999, the Company's Common Stock closed at $23.0625 per share. The performance of the Company's Common Stock depicted in the graphs above represents past performance only and is not indicative of future performance.

(a) Total return assumes $100 invested at market close on November 30, 1993 and November 30, 1996, respectively, in the Company, the S&P 500 Index, the S&P Homebuilding Index, and the Dow Jones Home Construction Index including reinvestment of dividends.

(b) The four companies that comprise the S&P Homebuilding Index are: Centex Corporation, Fleetwood Enterprises, Inc., Pulte Corporation and the Company. The nine companies that comprise the Dow Jones Home Construction Index are:
    Centex Corporation, Champion Enterprises, Inc., Clayton Homes, Inc., Lennar Corporation, Oakwood Homes Corporation, Pulte Corporation, Toll Brothers, Inc., Walter Industries, Inc. and the Company.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

                            ------------------------


EMPLOYMENT AGREEMENTS

Mr. Karatz is employed under an agreement that provides for a term through November 30, 2001 and will thereafter be automatically renewed for a one-year period each December 1st, subject to the right of Mr. Karatz or the Company to terminate on six months' prior notice. In the event Mr. Karatz's employment is terminated prior to expiration of the agreement as a result of a "change of ownership" of the Company or termination of his employment without cause, he will receive a payment equal to two times his average annual compensation for the prior three fiscal years. Mr. Karatz's is entitled to receive similar benefits in the event his employment is terminated as a result of death or disability.

  The annual incentive bonus formula in Mr. Karatz's employment agreement provides him with an opportunity to earn an annual cash incentive bonus in an amount equal to 1.25% of the Company's pre-incentive, pre-tax profit. The formula further provides that no such bonus will be paid in any year in which the Company does not achieve a specified pre-tax return on equity and, if paid, such bonus may not exceed a specified dollar amount. The bonus formula in the agreement also includes an opportunity to earn an annual award of restricted Common Stock. The number of shares of restricted Common Stock awarded each year, if any, is determined by dividing (i) the product of .50% times the Company's pre-incentive, pre-tax profit in excess of $50,000,000 by (ii) the average trading price of the Company's Common Stock on the date of grant. No annual bonus of restricted Common Stock will be awarded to Mr. Karatz pursuant to this formula in any year in which the Company does not generate pre-incentive, pre-tax profit exceeding $50,000,000 and, if such level is exceeded, there is a specified limit on the number of shares that may be awarded. The shares of restricted Common Stock awarded pursuant to this formula will vest, subject to certain conditions, on October 10, 2000, his 55th birthday, if he is still employed by the Company at that time. In 1997, along with certain other key executives of the Company, Mr. Karatz's annual incentive bonus formula was revised by the Compensation Committee to include an ROI Modifier. Any increases in Mr. Karatz's annual incentive bonus as a result of the ROI Modifier are to be paid in shares of restricted Common Stock that vest one year from the date of grant; any decreases are to be deducted from Mr. Karatz's annual cash incentive bonus. Please see the Compensation Committee Report at page 16 for a description of the ROI Modifier.

  Under his agreement, Mr. Karatz is entitled to a specified minimum annual base salary, which is subject to annual adjustment in the discretion of the Board of Directors. Mr. Karatz is also entitled to a nonqualified retirement arrangement pursuant to which he will receive an annual pension of $492,000, payable for 25 years, if he continues in the employment of the Company until age 60. If Mr. Karatz retires before or after age 60, he will be entitled to a lesser or greater amount, as the case may be, pursuant to an actuarially defined formula based on the returns from continuing annual contributions by the Company to a retirement trust. Based on this formula, if Mr. Karatz retires after age 60, his annual pension will increase by varying amounts, but at an average annual rate of 13.7%. The retirement arrangement is structured so that upon Mr. Karatz's death, the Company will recover 105% of the after-tax cost to the Company of his retirement benefit. The retirement arrangement also contemplates certain benefits prior to retirement in the event of death, disability, or a "change in control" of the Company.

  No other Named Executive Officer has an employment agreement with the Company.

CHANGE IN CONTROL ARRANGEMENTS

Under the Kaufman and Broad Home Corporation 1988 Employee Stock Plan, the Kaufman and Broad Home Corporation Performance-Based Incentive Plan for Senior Management and the Kaufman and Broad Home Corporation 1998 Stock Incentive Plan, all outstanding stock options will become fully exercisable and all restrictions on outstanding shares of restricted Common Stock or other awards shall lapse upon a "change of ownership" of the Company. A change of ownership will be deemed to occur if (i) current members of the Board of Directors or other directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) cease to represent a majority of the Board or (ii) the Board determines that a change of ownership has occurred.

  The Kaufman and Broad Home Corporation Unit Performance Program, which is administered under the Company's stockholder approved employee stock plans, provides that upon a change of ownership, each outstanding Performance Unit will be paid in cash at the target level. The Kaufman and Broad France Incentive Plan provides that in the event of a change of ownership, all outstanding options shall become fully exercisable.

  The Kaufman and Broad Home Corporation Directors Stock Unit Plan provides that upon a change of ownership, all outstanding Stock Units will be paid in cash or shares of Common Stock, in accord with the prior election made by each participating director. The Kaufman and Broad Home Corporation Directors' Legacy Program provides that upon a change of ownership of the Company, all participating directors shall become immediately vested under the program, and the Company shall create an irrevocable trust into which it shall transfer sufficient assets (including the directors' life insurance policies) to make the designated charitable contributions for the participating directors.

  The Company also maintains a non-qualified Executive Deferred Compensation Plan. From 1985 to 1992, pursuant to the plan Mr. Karatz deferred receipt of a certain amount of pre-tax income, plus a Company matching contribution, until retirement, termination or certain other events, including a "change in control." A change in control is defined in the plan to include the acquisition by a person or "group" (as defined) of 25% or more of the Company's voting power, a transaction which results in a change in a majority of the then-incumbent Board or the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan may be made, but the Company continues to pay interest on prior contributions still held in the plan.

                             EXECUTIVE COMPENSATION

                            ------------------------

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth the total compensation earned by each of the Named Executive Officers for the fiscal years ended November 30, 1998, 1997 and 1996.

                                                                               LONG-TERM COMPENSATION
                                                                        ------------------------------------
                                                                          AWARDS              PAYOUTS
                                         ANNUAL COMPENSATION            ------------------------------------
                                -------------------------------------                  SECURITIES
                                                         OTHER ANNUAL    RESTRICTED    UNDERLYING     LTIP      ALL OTHER
                       FISCAL                            COMPENSATION      STOCK        OPTIONS/    PAYOUTS    COMPENSATION
  NAME AND POSITION     YEAR    SALARY($)    BONUS($)       ($)(A)      AWARDS($)(B)    SARS(#)      ($)(C)       ($)(D)
---------------------------------------------------------------------------------------------------------------------------
Bruce Karatz
  Chairman, President   1998    $768,750    $1,919,588     --0--          $997,732      456,152     $450,000     $72,068
  and Chief             1997     695,838     1,184,125     --0--           383,507      100,000      300,000      58,616
  Executive Officer     1996     650,000       976,413     --0--           140,565       50,000        --0--      53,503
---------------------------------------------------------------------------------------------------------------------------
Albert Z. Praw
  Senior Vice
    President           1998     250,000       697,313     --0--           101,110       71,500      225,000      15,000
  and Regional          1997     250,000       321,027     --0--            52,580        --0--      150,000      15,000
  General Manager       1996     311,000       187,200     --0--             --0--       45,000        --0--      17,075
---------------------------------------------------------------------------------------------------------------------------
Glen Barnard
  Senior Vice
    President           1998     250,000       626,749     --0--            10,968       45,000      112,500      13,750
  and Regional          1997     250,000       291,134     --0--            41,228        --0--       75,000       9,000
  General Manager       1996     219,166       150,339     --0--             --0--       35,000        --0--       5,850
---------------------------------------------------------------------------------------------------------------------------
Lisa G. Kalmbach
  Senior Vice
    President           1998     250,000       486,488     --0--           121,622       79,754      112,500      15,000
  and Regional          1997     250,000       712,429     --0--           168,564        --0--       75,000      14,750
  General Manager       1996     143,090       505,587     --0--             --0--       35,000        --0--       7,685
---------------------------------------------------------------------------------------------------------------------------
Michael F. Henn
  Senior Vice
    President           1998     353,333       357,492     --0--            89,373       83,490      225,000      21,200
  and Chief             1997     333,083       249,528     --0--            33,682       40,000      150,000      19,985
  Financial Officer     1996     311,000       214,698     --0--             --0--       20,000        --0--      17,160
---------------------------------------------------------------------------------------------------------------------------

 (a) The Named Executive Officers listed in this table receive certain personal benefits; however, such benefits do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for any of the years reported.

(b) As part of his 1998 incentive compensation, Mr. Karatz received a grant of 20,159 shares of restricted Common Stock pursuant to the performance-based incentive compensation formula in his employment agreement. The shares of restricted Common Stock vest, subject to certain conditions, upon Mr. Karatz' 55th birthday if he is still employed by the Company at that time. The value of the award is based on the average trading price of the Company's Common Stock on the New York Stock Exchange on the date of grant (February 4, 1999).

    In 1998, the Named Executive Officers received the following awards of restricted Common Stock as a result of the ROI Modifier: Mr. Karatz 18,728 shares; Mr. Praw 3,946 shares; Mr. Barnard 428 shares;

    Ms. Kalmbach 4,746 shares; and Mr. Henn 3,488 shares. The value of these awards was determined by reference to the average trading price of the Company's Common Stock on the New York Stock Exchange on the date of grant (December 1, 1998). The actual number of shares delivered to certain of the Named Executive Officers was less than the amount shown because shares were withheld for income tax purposes.

(c) Payouts in 1998 under the Company's long-term incentive program, the Unit Performance Program, were made in shares of Common Stock. Accordingly, in 1998 the Named Executive Officers earned the following payouts under the Unit Performance Program: Mr. Karatz 17,561 shares; Mr. Praw 8,780 shares; Mr. Barnard 4,390 shares; Ms. Kalmbach 4,390 shares; and Mr. Henn 8,780 shares. The actual number of shares delivered to certain of the Named Executive Officers was less than the amount shown because shares were withheld for income tax purposes.

(d) These amounts represent the Company's aggregate contributions to the Company's 401(k) Savings Plan, Supplemental Nonqualified Deferred Compensation Plan and the amount of interest earned on the Executive Deferred Compensation Plan at a rate in excess of 120% of the applicable federal rate. In fiscal 1998, the Named Executive Officers accrued the following respective amounts under such plans: Mr. Karatz $9,000, $37,125 and $25,943; Mr. Praw $9,000, $6,000 and -$0-; Mr. Barnard $9,000, $4,750
    and -$0-; Ms. Kalmbach $9,000, $6,000 and -$0-; and Mr. Henn $9,000, $12,200
    and -$0-.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table summarizes information relating to stock option grants, including original grants and "reimbursement" option grants pursuant to the Company's Executive Stock Ownership Policy, during 1998 to the Named Executive Officers. All options granted are for shares of the Company's Common Stock. No stock appreciation rights have been granted at any time under the Company's employee stock plans.

                                                                                       POTENTIAL REALIZABLE
                                                                                             VALUE AT
                                                                                          ASSUMED ANNUAL
                         NUMBER OF     PERCENT OF TOTAL                                   RATE OF STOCK
                        SECURITIES       OPTIONS/SARS                                 PRICE APPRECIATION FOR
                        UNDERLYING        GRANTED TO      EXERCISE OR                     OPTION TERM(D)
                       OPTIONS/SARS      EMPLOYEES IN     BASE PRICE    EXPIRATION   ------------------------
        NAME            GRANTED(#)       FISCAL YEAR       ($/SH)(C)       DATE        5%($)        10%($)
-------------------------------------------------------------------------------------------------------------
Bruce Karatz              200,000(a)         15.2%          $21.590       12/5/12    $4,658,812   $13,719,358
                          239,356(b)         18.2            23.740       5/28/13     6,130,806    18,054,114
                           16,796(b)          1.3            30.811      11/13/13       558,347     1,644,231
-------------------------------------------------------------------------------------------------------------
Albert Z. Praw             35,000(a)          2.7            21.590       12/5/12       815,292     2,446,481
                           27,937(b)          2.1            23.740       5/28/13       715,571     2,107,228
                            8,563(b)          0.6            30.811      11/13/13       284,659       838,268
-------------------------------------------------------------------------------------------------------------
Glen Barnard               45,000(a)          3.4            21.590       12/5/12     1,048,233     3,086,855
-------------------------------------------------------------------------------------------------------------
Lisa G. Kalmbach           35,000(a)          2.7            21.590       12/5/12       815,292     2,446,481
                           29,754(b)          2.3            23.740       5/28/13       762,112     2,244,281
                           15,000(a)          1.1            24.688        6/1/13       399,549     1,176,599
-------------------------------------------------------------------------------------------------------------
Michael F. Henn            45,000(a)          3.4            21.590       12/5/12     1,048,233     3,086,855
                           35,606(b)          2.7            23.740       5/28/13       912,003     2,685,685
                            2,884(b)          0.2            30.811      11/13/13        95,872       282,327

--------------------------------------------------------------------------------
 (a) Shares reported are original option grants and are exercisable in cumulative 33% installments commencing one year from the date of grant, with full vesting occurring on the third anniversary of the date of grant.

(b) Shares reported are "reimbursement" option grants in connection with the Company's Executive Stock Ownership Policy, which was adopted in early 1998. The Executive Stock Ownership Policy requires the Named Executive Officers and certain other Company executives to attain specified levels of stock ownership within three years. Executives may receive reimbursement options to the extent original grant options are exercised to acquire shares in accordance with the Executive Stock Ownership Policy, and some of the shares acquired are sold to pay for the exercise price and tax liability. Executives receive that number of reimbursement options equal to the number of shares sold to cover the exercise price and the tax liability; the reimbursement options are fully vested on the date of grant and have an exercise price equal to the market value on the date of grant. Reimbursement option grants are made only in connection with the exercise of an original option grant, and are not available with respect to the exercise of a reimbursement option. Further, the reimbursement option feature is available only for options exercised to increase share ownership in compliance with the Executive Stock Ownership Policy; grants of such options will cease to be made once a participating executive achieves his or her target Common Stock ownership level.

(c) All options were granted at market value on the date of grant. The term "market value" as used with respect to this table was computed as the average of the high and low stock prices for the Company's Common Stock on the New York Stock Exchange on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by withholding a number of the underlying shares, subject to certain conditions.

(d) Gains are net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation over the 15-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved, or may be exceeded.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUE

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS HELD AT FISCAL        IN-THE-MONEY OPTIONS AT
                         SHARES                                YEAR END(#)              FISCAL YEAR END($)(B)
                       ACQUIRED ON        VALUE        ---------------------------   ---------------------------
        NAME           EXERCISE(#)   REALIZED($)(A)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
Bruce Karatz             384,029       $6,003,525       1,071,424       316,667      $16,923,257    $2,038,470
Albert Z. Praw            48,666          604,329          36,500        71,334           40,453       554,927
Glen Barnard               --0--            --0--          26,666        63,334          320,402       377,443
Lisa G. Kalmbach          39,183          350,253          40,087        68,334          155,861       346,963
Michael F. Henn           49,333          510,174          38,490        95,667           51,557       726,046

--------------------------------------------------------------------------------
 (a) Represents the difference between the market value of the Company's Common Stock at exercise minus the exercise price of the options.

(b) Represents the difference between the $25.188 closing price of the Company's Common Stock on November 30, 1998 on the New York Stock Exchange and the exercise price of the options.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

  The following table provides information on long-term incentive awards granted in 1998 to the Named Executive Officers under the Unit Performance Program. Please also see the Compensation Committee Report at pages 15 - 19.

                                                            ESTIMATED FUTURE PAYOUT IN SHARES
                        NUMBER OF                                    OF COMMON STOCK
                       PERFORMANCE                       ----------------------------------------
        NAME           UNITS(#)(A)   PERFORMANCE PERIOD  THRESHOLD(#)(B)   TARGET(#)   MAXIMUM(#)
-------------------------------------------------------------------------------------------------
Bruce Karatz               350       12/1/97 - 11/30/00       8,107         16,214       24,318
Albert Z. Praw             200       12/1/97 - 11/30/00       4,632          9,264       13,896
Glen Barnard               200       12/1/97 - 11/30/00       4,632          9,264       13,896
Lisa G. Kalmbach           200       12/1/97 - 11/30/00       4,632          9,264       13,896
Michael F. Henn            200       12/1/97 - 11/30/00       4,632          9,264       13,896

--------------------------------------------------------------------------------
 (a) At the beginning of fiscal 1998, the Company awarded Performance Units under the UPP for the fiscal 1998 - 2000 performance period. Each Performance Unit represents the opportunity to receive an award payable in shares of Common Stock. The target award for each Performance Unit is 46.32 shares of Common Stock. The actual number of shares awarded at the end of the performance period will depend upon the Company's cumulative EPS (weighted at 75%) and average ROI (weighted at 25%) during the performance period. The target number of shares will be awarded if a specified, targeted cumulative EPS and average ROI are achieved for the period. The threshold number of shares (23.16 shares per Performance Unit), equal to 50% of the target number, will be awarded if a specified minimum cumulative EPS and average ROI are achieved for the period. Achievement of either the specified minimum cumulative EPS or average ROI, but not both, would result in a smaller payout than the threshold number of shares. The maximum number of shares (69.48 shares per Performance Unit), equal to 150% of the target number, will be awarded if the specified maximum cumulative EPS and average ROI for the period are achieved or exceeded. The dollar value of any payout in shares will depend on the number of shares awarded at the end of the performance period and the market value of the Common Stock at that time.

(b) No award will be made upon the vesting of a Performance Unit if neither the specified minimum cumulative earnings per share nor the specified minimum average return on investment is achieved for the 1998 - 2000 performance period.

                             RELATED PARTY MATTERS

                            ------------------------


LEWIS HOMES ACQUISITION

On January 7, 1999, the Company acquired substantially all of the homebuilding assets of the Lewis Homes group of companies ("Lewis Homes"). Prior to the acquisition, Lewis Homes was one of the largest privately held homebuilders in the United States based on the number of homes delivered. The purchase price included the issuance of 7,886,686 shares of the Company's Common Stock, of which 2,034,924 shares are beneficially owned by Mr. Randall W. Lewis and 3,043,422 shares are beneficially owned by Mr. Robert E. Lewis. Mr. Randall Lewis, Mr. Robert Lewis, other members of the Lewis family and a former senior executive officer of Lewis Homes share beneficial ownership of an additional 400,000 shares. The remaining 2,408,340 shares of Common Stock issued by the Company in connection with the Lewis Homes acquisition are beneficially owned by other members of the Lewis family and the former senior executive officer of Lewis Homes. As of the close of the acquisition, Mr. Randall Lewis was elected a Senior Vice President of the Company, and Mr. Robert Lewis was elected President of the Company's Nevada operations.

Shareholder Agreement. In connection with the Lewis Homes purchase agreement (the "Purchase Agreement"), the Company and the various individuals and entities that are recordholders of the shares of Common Stock issued in the acquisition, including Mr. Randall Lewis and Mr. Robert Lewis (the "Lewis Shareholders"), entered into a Shareholder Agreement (the "Shareholder Agreement"). Pursuant to the Shareholder Agreement, among other things, the Company agreed to elect a designee of the Lewis Shareholders to serve on the Company's Board of Directors until the Company's Annual Meeting of Shareholders in 2000 (the "2000 Annual Meeting"). In accordance with the Shareholder Agreement, effective January 7, 1999, Mr. Randall Lewis was elected to the Company's Board of Directors.

  If for any reason Mr. Randall Lewis shall become unable or shall otherwise cease to serve as a director before the 2000 Annual Meeting, the Lewis Shareholders will be entitled to designate another person, among certain persons specified in the Shareholder Agreement, to complete the term and the Company is obligated to use its best efforts to cause the Board to elect such designee to complete the term.

  Under the Shareholder Agreement, the Lewis Shareholders have agreed to vote all shares of the Company's Common Stock beneficially owned by them in accordance with the recommendations of the Company's Board of Directors. This agreement regarding voting will be suspended if and for as long as (i) the aggregate beneficial ownership of the Company's Common Stock by the Lewis Shareholders falls below 10% or (ii) the Company's Board does not nominate the Lewis Shareholders' designee for election at the 2000 Annual Meeting or a subsequent annual meeting at which directors of the designee's class are nominated for election. The Company's Board of Directors is not obligated to nominate Mr. Randall Lewis, or any other designee of the Lewis Shareholders, for reelection at the 2000 Annual Meeting.

  The Shareholder Agreement also provides that no Lewis Shareholder may offer, sell or transfer any shares of Common Stock issued in the acquisition without offering the Company the right of first refusal, except in compliance with certain exceptions set forth in the Shareholder Agreement. This agreement regarding share transfers will be suspended if and for so long as (i) the aggregate beneficial ownership of the Company's Common Stock by the Lewis Shareholders falls below 5% or (ii) their aggregate beneficial ownership is between 5% and 10%, and the Company's Board does not nominate the Lewis Shareholders' designee for election at the 2000 Annual Meeting or a subsequent annual meeting at which directors of the designee's class are nominated for election.

  The shares of Common Stock held by the Lewis Shareholders are "restricted" shares and may not be resold without a registration statement or in compliance with Securities and Exchange Commission regulations that limit the number of shares that may by resold without registration in a given period. The Company has agreed to file a registration statement for the sale of the shares held by the Lewis Shareholders in three increments at the Lewis Shareholders' request from July 1, 2000 (or in limited circumstances after July 1, 1999) to July 1, 2002.

Real Property Purchase and Option Agreements. Under the Purchase Agreement, the Company has a right of first refusal through January 7, 2003 to purchase certain residential properties that may be developed by the Lewises in California or Nevada. As of February 22, 1999, the Company had not exercised its right with respect to any such properties.

  The Lewises retained ownership of certain residential properties, including Sierra Lakes, a 2,000-lot master plan community in Fontana, California. The Lewises have granted the Company options to purchase over a period of no more than ten years all of the approximately 2,000 lots anticipated to be developed in Sierra Lakes. The Company made a $5 million deposit against these options, which deposit will be incrementally offset against the purchase price of the lots, if and to the extent the Company exercises its options. As of February 22, 1999, the Company had not exercised any options to purchase lots in the Sierra Lakes community. Mr. Randall Lewis and Mr. Robert Lewis directly or indirectly own approximately 3% and 4%, respectively, of the Lewises' interest in the Sierra Lakes project. Other members of the Lewis family and a former senior executive officer of Lewis Homes own the balance of the ownership interests in the Sierra Lakes project.

  The Company has entered into certain other option and purchase agreements to acquire residential properties developed in California and Nevada by the Lewises. On an aggregate basis, the Company may acquire a total of approximately 940 lots under these agreements. If the Company acquires all of the lots under these agreements, the aggregate purchase price for all lots will be approximately $37 million. As of February 22, 1999, the Company had not acquired any lots under these agreements. The Company has deposited approximately $274,000 under one of the option agreements, which deposit will be incrementally offset against the purchase price of the lots acquired under that agreement, if and to the extent the Company determines to exercise its options. Mr. Randall Lewis and Mr. Robert Lewis directly or indirectly have a weighted average ownership interest of 35% and 11%, respectively, in such properties. Other members of the Lewis family and a former senior executive officer of Lewis Homes own the balance of the ownership interests in such properties.

  All of the foregoing real property purchase and option agreements were negotiated at arm's length as part of the Lewis Homes acquisition. The Company believes that such agreements are on terms that are at least as favorable to the Company as those obtained by the Company in similar arms-length agreements with unrelated third parties.

Employment and Consulting Agreements. Mr. Randall Lewis has entered into an employment with the Company that provides for a one year term commencing January 7, 1999. The agreement further provides that he shall receive a monthly salary of $20,000 and an annual bonus and other benefits on a level comparable to other senior officers of the Company.

  Mr. Robert Lewis has entered into an employment agreement with the Company that provides for a two year term commencing January 7, 1999. The agreement further provides that he shall receive annual compensation of $230,000 and an annual bonus and other benefits on a level comparable to other senior officers of the Company.

  Mr. Richard Lewis, a brother of Mr. Randall Lewis and Mr. Robert Lewis, has entered into a non-employee consulting agreement with the Company under which he is engaged to assist the Company in identifying, entitling and developing land suitable for single family residential construction by the Company. The agreement provides for a one year term commencing January 7, 1999 and a monthly retainer of $15,000.

OTHER RELATED PARTY TRANSACTIONS

Through its mortgage banking subsidiary, the Company offers home mortgage loans to its employees and directors. These mortgage loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectability. Such loans are typically promptly sold to third-party mortgage purchasers.

  In 1998, James A. Johnson, a director of the Company, purchased a home from the Company as a residence for a family member. The purchase price paid for the home was $152,748. Mr. Johnson received no preferential terms or discounts in connection with his purchase of the home.

                                 PROPOSAL TWO:
                              STOCKHOLDER PROPOSAL

                            ------------------------


Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, the beneficial owner of 10,100 shares of Common Stock is and has notified the Company that it intends to present a proposal at the Company's 1999 Annual Meeting of Stockholders. The proposal is set forth below along with the Company's reasons for recommending a vote AGAINST the proposal. The Board of Directors and the Company accept no responsibility for the accuracy of the proposal or the proponent's supporting statement.

STOCKHOLDER PROPOSAL

"RESOLVED: The stockholders of Kaufman & Broad Home Corporation request that the board of directors take the necessary steps in accordance with Delaware law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected."

STATEMENT OF PROPOSING STOCKHOLDER

"The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

  "We therefore urge our fellow shareholders to support declassification of the Company's board of directors, which is divided into three classes with approximately one-third of the directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually. We believe that electing directors in this manner is one of the best methods available to shareholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

  "We believe that this step is warranted both as a matter of sound corporate governance and also in light of the disappointing return in recent years. Kaufman & Broad's stock price has lagged behind the S&P 500 index over the last five years, as well as the overall return of its peers among the eight-firm Down [sic] Jones Home Construction Index.

  "A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express shareholder dissatisfaction with the incumbent directors and reflect the need for change.

  "WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

At a Special Meeting of the Company's Stockholders in 1989, the holders of more than 96 percent of the shares of Common Stock represented at the meeting approved the institution of a classified board of directors. The reasons for supporting a classified board are as valid today as they were in 1989.

  The Board believes that a classified board continues to benefit the Company, its stockholders and those with whom the Company does business by permitting all to rely on the consistency and continuity of corporate policy. At the same time, annual elections, in which a third of the Board is elected each year, offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy year to year for the benefit of all who rely on it.

  A classified board also reduces the possibility of a sudden and disruptive acquisition of control of the Company. In the event of a hostile takeover attempt, the fact that approximately two-thirds of the directors have terms of more than one year would encourage a person seeking control of the Company to initiate arm's-length discussions with management and the Board, who are in a position to negotiate a transaction that is most favorable to all stockholders.

  For these reasons, approximately 60% of Fortune 500 companies provide for the staggered election of directors. This percentage has not changed significantly in recent years.

  Further, the performance of the Company's Common Stock has improved, as evidenced in the Performance Graphs on page 20. Indeed, OVER THE LAST TWO FISCAL YEARS, THE COMPANY'S COMMON STOCK HAS OUTPERFORMED THE S&P 500 BY 27% AND THE DOW JONES HOME CONSTRUCTION INDEX BY 35%.

  If approved, the proposal would serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board. To effect declassification would require that the Board approve the repeal of the classified board provision in the Company's Certificate of Incorporation. Thereafter, in accordance with the terms approved by the Company's stockholders in 1989, the favorable vote at a stockholders' meeting of the holders of at least 80% of the then-outstanding shares of voting stock of the Company would be required.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER MATTERS

                            ------------------------


COMPENSATION COMMITTEE INTERLOCKS

In the ordinary course of its business, the Company's mortgage banking subsidiary sells mortgages it has originated to Fannie Mae. The Company believes that terms under which it sells mortgages to Fannie Mae are similar to those afforded to other companies in the mortgage origination business. Mr. James A. Johnson is Chairman of the Executive Committee of the Board of Directors of Fannie Mae and is Chairman of the Compensation Committee of the Company's Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, as amended, all such Forms were filed on a timely basis by the Company's reporting persons during 1998, except that a Form 5 for Ms. Kalmbach reporting an option grant was filed late by 13 days.

FINANCIAL STATEMENTS

The Company's audited consolidated financial statements and notes thereto, including selected financial information and management's discussion and analysis of financial condition and results of operations for the fiscal year ended November 30, 1998 are included at pages 25 through 63 of the Company's 1998 Annual Report to Stockholders, which is being mailed to stockholders concurrently with this Proxy Statement. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of independent auditors thereon, selected financial information, and management's discussion and analysis of financial condition and results of operations in the Annual Report are incorporated by reference herein.

INDEPENDENT ACCOUNTANTS

The firm of Ernst & Young LLP served as the Company's independent auditors for 1998. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

OTHER BUSINESS

The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by properly delivered proxies on such matters in accordance with their judgment in the best interest of the Company.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL
MEETING

Any proposal of a stockholder intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than November 1, 1999. Further, management proxies for the Company's 2000 Annual Meeting of Stockholders will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide the Company with written notice of such proposal prior to January 19, 2000.

COST AND METHOD OF PROXY SOLICITATION

The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, and the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. The Company will use the services of Georgeson & Company Inc., a professional soliciting organization, to assist in proxy solicitation and in distributing proxy materials to institutions, brokerage houses, custodians, nominees and other fiduciaries. The Company estimates the costs for such services will not exceed $5,000.

By Order of the Board of Directors,

Kimberly N. King
Corporate Secretary and
Corporate Counsel

March 1, 1999
Los Angeles, California

                            [KAUFMAN AND BROAD LOGO]


                       KAUFMAN AND BROAD HOME CORPORATION
                            10990 Wilshire Boulevard
                         Los Angeles, California 90024

PROXY

                       KAUFMAN AND BROAD HOME CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS APRIL 1, 1999

         CONFIDENTIAL INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY
               TRUSTEE FOR THE KAUFMAN AND BROAD HOME CORPORATION
                    AMENDED AND RESTATED 401(k) SAVINGS PLAN


          Receipt of proxy material for the above Annual Meeting is acknowledged. I instruct you to vote (in person or by proxy) all shares of Common Stock of Kaufman and Broad Home Corporation (the "Company") held by you for my account under the Company's Amended and Restated 401(k) Savings Plan at the Company's Annual Meeting of Stockholders to be held on April 1, 1999 at 9:00 a.m., and at all adjournments thereof, on the matters as indicated on the reverse side of this card and in your discretion on any other matters that may come before the Annual Meeting and as to which discretionary authority is permitted by applicable law. If this card is signed and returned, but no choice is specified, I instruct you to vote this proxy in accordance with the Board of Directors' recommendation FOR Proposal 1 and AGAINST Proposal 2, and upon such other business as may come before the Annual Meeting.


    PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM PROMPTLY,
                 EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)


-------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                                                                                                     Please mark
                                                                                                   your votes as ---
                                                                                                    indicated in  X
                                                                                                   this example. ---
                                          FOR           WITHHOLD
THE BOARD OF DIRECTORS RECOMMENDS      (Except as       AUTHORITY          THE BOARD OF DIRECTORS
A VOTE FOR PROPOSAL 1:                  marked to      to vote for         RECOMMENDS A VOTE
                                      the contrary)  nominees listed       AGAINST PROPOSAL 2:            FOR   AGAINST   ABSTAIN
1. ELECTION OF DIRECTORS in Class I        ---             ---             2. STOCKHOLDER PROPOSAL        ---     ---       ---
   Nominees:  Jane Evans                                                      concerning declassi-
              James A. Johnson             ---             ---                fication of election        ---     ---       ---
              Sanford C. Sigoloff                                             of directors


(INSTRUCTION: to withhold authority to vote for any                              The undersigned hereby acknowledges receipt of the
 individual nominee, strike a line through the                                   Notice of Annual Meeting and Proxy Statement for
 nominee's name in the list above.)                                              such meeting, dated March 1, 1999.

                                                                                 When signing as attorney, executor, administrator,
                                                                                 trustee or guardian, please give full title. If
                                                                                 more than one trustee, all should sign. All joint
                                                                                 owners should sign. If a corporation, sign in full
                                                                                 corporate name by President, or other authorized
                                                                                 officer. If a partnership, sign in partnership
                                                                                 name by authorized person.

                                                                                 IMPORTANT INFORMATION IS CONTAINED ON THE OTHER
                                                                                 SIDE OF THIS CARD. PLEASE READ BOTH SIDES OF
                                                                                 THIS CARD, SIGN, DATE AND RETURN YOUR
                                                                                 INSTRUCTION CARD PROMPTLY IN THE ENCLOSED
                                                                                 ENVELOPE.


Signature(s)_________________________________________________________________________________________ Date _______________, 1999
(Please sign EXACTLY as your name appears hereon.)

----------------------------------------------------------------------------------------------------------------------------------

                                                      -- FOLD AND DETACH HERE --


_______________________________________________________________________________

INSTRUCTION CARD                             KAUFMAN AND BROAD HOME CORPORATION
_______________________________________________________________________________

                  ANNUAL MEETING OF STOCKHOLDERS APRIL 1, 1999
_______________________________________________________________________________

Dear Fellow Employee:

          Just a reminder, your vote and your investment in Kaufman and Broad Home Corporation are very important. Please complete and return your Confidential Instruction Card to the Trustee for tabulation by no later than March 29, 1999 to ensure that your vote is counted.


                                                 Bruce Karatz
                                                 Chairman and
                                                 Chief Executive Officer

PROXY


                       KAUFMAN AND BROAD HOME CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 1, 1999


          The undersigned hereby appoints Bruce Karatz, Michael F. Henn and Kimberly N. King, and each of them, as proxies with full power of substitution and revocation, to vote all of the shares of Kaufman and Broad Home Corporation Common Stock the undersigned is entitled to vote at the Kaufman and Broad Home Corporation Annual Meeting of Stockholders to be held on April 1, 1999, or at any adjournment thereof, upon the Proposals set forth on the reverse side of this Proxy Card and described in the accompanying Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2, AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


--------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                                                                                                     Please mark
                                                                                                   your votes as ---
                                                                                                    indicated in  X
                                                                                                   this example. ---
                                          FOR           WITHHOLD
THE BOARD OF DIRECTORS RECOMMENDS      (Except as       AUTHORITY          THE BOARD OF DIRECTORS
A VOTE FOR:                             marked to      to vote for         RECOMMENDS A VOTE
                                      the contrary)  nominees listed       AGAINST:                       FOR   AGAINST   ABSTAIN
1. ELECTION OF DIRECTORS in Class I        ---             ---             2. STOCKHOLDER PROPOSAL        ---     ---       ---
   Nominees:  Jane Evans                                                      concerning declassi-
              James A. Johnson             ---             ---                fication of election        ---     ---       ---
              Sanford C. Sigoloff                                             of directors


(INSTRUCTION: to withhold authority to vote for any                              The undersigned hereby acknowledges receipt of the
 individual nominee, strike a line through the                                   Notice of Annual Meeting and Proxy Statement for
 nominee's name in the list above.)                                              such meeting, dated March 1, 1999.

                                                                                 When signing as attorney, executor, administrator,
                                                                                 trustee or guardian, please give full title. If
                                                                                 more than one trustee, all should sign. All joint
                                                                                 owners should sign. If a corporation, sign in full
                                                                                 corporate name by President, or other authorized
                                                                                 officer. If a partnership, sign in partnership
                                                                                 name by authorized person.

                                                                                 IMPORTANT INFORMATION IS CONTAINED ON THE OTHER
                                                                                 SIDE OF THIS CARD. PLEASE READ BOTH SIDES OF
                                                                                 THIS CARD, SIGN, DATE AND RETURN YOUR
                                                                                 PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


Signature(s)_________________________________________________________________________________________ Date _______________, 1999
(Please sign EXACTLY as your name appears hereon.)

----------------------------------------------------------------------------------------------------------------------------------

                                                      -- FOLD AND DETACH HERE --